Exhibit 99.1

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES
Ann Arbor, Michigan
CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

TABLE OF CONTENTS

Report of Independent Auditors

Financial Statements

Consolidated Balance Sheet
Consolidated Statement of Operations
Consolidated Statement of Comprehensive Loss
Consolidated Statement of Stockholders’ Equity
Consolidated Statement of Cash Flows
Notes to Consolidated Financial Statements

Ernst & Young LLP	Tel: +1 313 628 7100
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Detroit, MI 48226-5495

Report of Independent Auditors

To the Shareholders and Board of Directors of Laurel Parent Holdings, Inc.

We have audited the accompanying consolidated financial statements of Laurel Parent Holdings, Inc. and Subsidiaries, which comprise the consolidated balance sheet as of December 31, 2019, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Laurel Parent Holdings, Inc. and Subsidiaries at December 31, 2019, and the consolidated results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young
October 30, 2020

A member firm of Ernst & Young Global Limited

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
As of December 31, 2019

Assets
Current assets:
Cash and cash equivalents	$29,122,454
Accounts receivable, net of allowance	44,134,080
Prepaid expenses and other current assets	3,932,999
Deferred commissions, current portion	2,764,005
Total current assets	79,953,538
Property and equipment, net	5,497,112
Deferred commissions, net of current portion	3,003,453
Goodwill	235,652,770
Intangible assets, net	111,667,111
Other assets	1,435,491
Total assets	$437,209,475
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,052,362
Accrued expenses and other current liabilities	16,615,447
Deferred revenue, current portion	12,839,417
Current portion of term loans, net	236,482
Current portion of capital lease obligations	376,575
Total current liabilities	35,120,283
Term loans, net	43,592,682
Derivative liability	487,445
Deferred revenue, net of current portion	695,106
Capital lease obligations	600,894
Deferred income tax liabilities	3,660,245
Other liabilities	434,534
Total liabilities	84,591,189
Stockholders’ equity:
Voting common stock, $.0001 par value 390,000,000 shares authorized as of December 31, 2019 362,420,600 shares issued and outstanding as of December 31, 2019	36,242
Non-voting common stock, $.0001 par value 120,000,000 shares authorized as of December 31, 2019 33,586,750 shares issued and outstanding as of December 31, 2019	3,359
Additional paid-in capital	423,815,444
Accumulated deficit	(71,626,892)
Accumulated other comprehensive income	390,133
Total stockholders' equity	352,618,286
Total liabilities and stockholders’ equity	$437,209,475

See accompanying notes to consolidated financial statements

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2019

Revenues:
Licenses	$48,181,369
Subscription services	33,445,072
Professional services and other	23,544,122
Total revenues	105,170,563
Operating expenses:
Licenses	458,948
Subscription services	11,924,563
Professional services and other	26,549,878
Research and development	24,424,294
Sales and marketing	45,060,243
General and administrative	26,458,582
Amortization of intangible assets	24,764,987
Total operating expenses	159,641,495
Loss from operations	(54,470,932)
Interest expense	(2,129,293)
Interest income and other, net	507,558
Loss before benefit from income taxes	(56,092,667)
Benefit from income taxes	(573,498)
Net loss	$(55,519,169)

See accompanying notes to consolidated financial statements

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
For the Year Ended December 31, 2019

Net loss	$(55,519,169)
Change in unrealized loss on interest rate swap, net of tax effect of $0	(285,961)
Foreign currency translation adjustments, net of tax effect of $0	1,574,724
Comprehensive loss	$(54,230,406)

See accompanying notes to consolidated financial statements

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Year Ended December 31, 2019

	Common Stock
	Voting		Non-voting
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Shareholders' Equity
Balance, December 31, 2018	362,420,600	36,242	3,448,300	345	366,831,281	(56,478,617)	(898,630)	309,490,621
Net loss						(55,519,169)		(55,519,169)
Issuance of shares of non-voting common stock related to acquisition of business			29,926,105	2,993	48,183,380			48,186,373
Adoption of accounting standard - Topic 606						40,370,894		40,370,894
Fair value of replacement equity awards attributable to pre-acquisition service					5,967,842			5,967,842
Issuance of shares of non-voting common stock			12,500	1	12,499			12,500
Repurchase of shares of non-voting common stock			(555,900)	(56)	(555,844)			(555,900)
Issuance of shares of non-voting common stock upon RSU release			50,000	5	(5)			—
Vested restricted stock			705,745	71	(71)			—
Unrealized loss on Interest rate swap							(285,961)	(285,961)
Foreign currency translation adjustment							1,574,724	1,574,724
Stock based compensation					3,376,362			3,376,362
Balance, December 31, 2019	362,420,600	36,242	33,586,750	3,359	423,815,444	(71,626,892)	390,133	352,618,286

See accompanying notes to consolidated financial statements

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2019

Cash flows from operating activities
Net loss	$(55,519,169)
Adjustments to reconcile net income to net cash from operating activities:
Loss on disposal of property and equipment	8,654
Depreciation and amortization	25,888,380
Amortization of deferred commissions	4,085,402
Amortization of debt issuance costs	220,960
Change in deferred rent	(20,559)
Deferred income taxes	(838,557)
Provision for doubtful accounts	148,765
Stock-based compensation	3,376,362
Changes in operating assets and liabilities
Accounts receivable	13,374,685
Prepaid expenses and other current assets	(967,785)
Other assets	(39,070)
Deferred commissions	(3,085,723)
Accounts payable	2,149,364
Accrued expenses and other liabilities	5,528,580
Deferred revenue	(10,561,368)
Net cash used in operating activities	(16,251,079)
Cash flows from investing activities
Purchases of property and equipment	(3,315,169)
Acquisition, net of cash acquired	(33,889,166)
Net cash used in investing activities	(37,204,335)
Cash flows from financing activities
Proceeds from issuance of term loans	24,371,551
Repayments on term loan	(149,000)
Payments on capital lease obligations	(107,421)
Proceeds from issuance of non-voting common stock	48,198,873
Repurchase of non-voting common stock	(555,900)
Net cash provided by financing activities	71,758,103
Effects of foreign currency exchange rates on cash, cash equivalents, and restricted cash	(370,638)
Net increase in cash, cash equivalents, and restricted cash	17,932,051
Cash, cash equivalents, and restricted cash at beginning of period	11,595,403
Cash, cash equivalents, and restricted cash at end of period	$29,527,454
Supplemental disclosures of cash flow data
Cash paid for income taxes	$243,970
Cash paid for interest	$1,950,305
Supplemental disclosure of non-cash investing and financing activities
Property and equipment acquired via capital lease	$1,086,937
Property and equipment included in accounts payable and accrued expenses and other current liabilities	$1,389,529
Fair value of replacement equity awards attributable to pre-acquisition services (see Note 2)	$5,967,842

See accompanying notes to consolidated financial statements

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 1 – Summary of Significant Accounting Policies

Nature of Operations

Laurel Parent Holdings, Inc. and Subsidiaries (the "Company") develops supply chain design and analysis software and solutions. The Company offers network optimization, inventory optimization, product flow- path optimization, transportation optimization, sales and operations planning, cost-to-serve optimization, production capacity planning, risk analysis and contingency planning, omni-channel modeling, merger and acquisition rationalization, greenhouse gas emissions modeling and enterprise simulation solutions. The Company is a leading global provider of software and solutions that enable large organizations to model, simulate and optimize their supply chain network, leading to major improvements in cost, service, sustainability and risk mitigation.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The consolidated financial statements include the accounts of Laurel Parent Holdings, Inc. ("Laurel Holdings") and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

During October 2019, the Company completed a 100:1 stock split (“the Stock Split”). All references made to share or per share amounts in the accompanying consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect the stock split. See Note 10 for additional information about the Stock Split.

The Company’s fiscal year ends on December 31.

Business Combinations

We use the acquisition method to account for our business combinations in accordance with Accounting Standards Codification 805 - Business Combinations (“ASC 805”). We allocate the total fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the consideration transferred over the fair values of the assets acquired and liabilities assumed is recorded as goodwill. The results of operations of the acquired business during 2019 are included in our consolidated financial statements from the date of acquisition. Acquisition-related costs are expensed as incurred.

Going Concern

The Company has incurred net losses and negative cash flows since inception. The Company had an accumulated deficit of $71,626,892 as of December 31, 2019. Management expects operating losses and negative cash flows to continue for the foreseeable future as the Company incurs costs and expenses related to product development, expansion of its international footprint, and market share growth.

As described in Note 7, in March 2020, the Company drew $15,000,000 against its Delayed Draw Term Loan. Management believes that the proceeds received through this loan, in combination with its existing balance of its cash inclusive of other pre-existing loans, will meet its cash needs for the twelve months from the date of issuance of its consolidated financial statements.

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 1 – Summary of Significant Accounting Policies (cont.)

Revenue Recognition

Adoption of Topic 606

In May 2014, the Financial Accounting Standards Board, or “FASB”, issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09). Effective January 1, 2019, the Company adopted the provisions and expanded disclosure requirements described in ASU 2014-09 and its related amendments. Topic 606 also includes Subtopic 340-40 which provides accounting guidance for incremental costs of obtaining a contract with a customer. The Company refers to Topic 606 and Subtopic 340-40 collectively as “Topic 606.” The Company adopted the standard using the modified retrospective method for all contracts not completed as of the date of adoption.

The adoption of Topic 606 represents a change in accounting principle that more closely aligns revenue recognition with the transfer of promised goods or services to a customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Revenue Recognition Policy

The Company derives its revenues primarily from the sales of: 1) term-based software licenses and related post-contract customer support services (PCS), which includes unspecified technical enhancements, customer support and maintenance; 2) subscription fees for customers to access the Company’s enterprise cloud platform (“cloud services”) and related customer support; and 3) professional services such as coaching and training and project management services. Other revenues consist primarily of reimbursed expenses.

Revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services.

The Company determines the amount of revenue to be recognized through application of the following steps:
•Identification of the contract, or contracts, with a customer;
•Identification of the performance obligations in the contract;
•Determination of the transaction price;
•Allocation of the transaction price to the performance obligations in the contract; and
•Recognition of revenue when or as the Company satisfies the performance obligations.

The Company’s software license, subscription and professional services arrangements are non-cancelable and do not contain refund-type provisions. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for such arrangements, nor does the Company exclude any such amounts from revenue.

The Company may enter into agreements to modify previously executed contracts, which constitute contract modifications. The Company assesses each of these contract modifications to determine (i) if the additional products and services are distinct from the products and services in the original arrangement; and (ii) if the amount of consideration expected for the added products and services reflects the stand- alone selling price of those products and services, as adjusted for contract-specific circumstances. A contract modification satisfying both criteria is accounted for as a separate contract. A contract modification not satisfying both criteria is considered a change to the original contract and is accounted for on either (i) a prospective basis as a termination of the existing contract and the creation of a new contract; or (ii) a cumulative catch-up basis. Generally, the Company’s contract modifications satisfy both criteria and are accounted for as a separate contract.

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 1 – Summary of Significant Accounting Policies (cont.)

License and Subscription Services Revenues

The Company’s term-based desktop license contracts provide the customer with a right to use the software as it exists when made available and are bundled with PCS. The Company satisfies its performance obligation to provide software licenses at a point in time and satisfies its performance obligation to provide PCS over the term of the contract.

The Company’s subscription cloud services arrangements provide the customer with a subscription to certain cloud services and related customer support, and do not provide the customer with the right to take possession of the software. The performance obligation is satisfied over time and the related revenue is recognized ratably over the contract term.

Within the Company’s consolidated statement of operations, Licenses revenue is comprised of sales of term-based desktop licenses, and Subscription services revenue is comprised of sales of cloud services and related customer support and PCS related to desktop license contracts.

The Company typically invoices its customers for license and subscription services annually. Typical payment terms provide that customers pay within 30 days of invoice. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether transfer of control to customers has occurred. Revenues recognized but not yet invoiced are recorded as unbilled revenues and included within accounts receivable in the accompanying consolidated balance sheet.

Professional Services and Other Revenues

The Company’s professional services contracts are generally short-term in nature and are either on a time and materials basis or a fixed fee. Professional services do not result in significant customization of the software and are considered distinct. These revenues are recognized as the services are rendered for time and materials contracts and on a proportional performance basis for fixed price contracts. Training revenues are recognized as the services are performed. Fees received from customers for reimbursement of out-of-pocket expenses of $624,752 have been recorded as other revenues for the year ended December 31, 2019.

Significant Judgments - Contracts with Multiple Performance Obligations

A performance obligation is a promise in a contract with a customer to transfer products or services that are distinct. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of accounting may require significant judgment.

Desktop software licenses, PCS, and cloud services have been determined to be distinct performance obligations.

In determining whether professional services are distinct, the Company considers the following factors for each professional services agreement: availability of the services from other vendors, the nature of the professional services, the timing of when the professional services contract was signed in comparison to the subscription start date and the contractual dependence of the service on the customer’s satisfaction with the professional services work. To date, the Company has concluded that all of the professional services included in contracts with multiple performance obligations are distinct.

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 1 – Summary of Significant Accounting Policies (cont.)

Term-based desktop software licenses are only sold as bundled arrangements that include the rights to a term license and PCS, which includes unspecified technical enhancements, customer support and maintenance. As such, the Company allocates the transaction price to each performance obligation on a relative standalone selling price (“SSP”) basis. The SSP is the price at which the Company would sell a promised product or service separately to a customer. Judgment is required to determine the SSP for each distinct performance obligation. The Company determines SSP by considering observable inputs including its overall pricing objectives and market conditions. Significant pricing practices taken into consideration include the Company’s discounting practices, the size and volume of the Company’s transactions, the customer demographic, the geographic area where services are sold, price lists, its go- to-market strategy, historical sales and contract prices. As the Company’s go-to-market strategies evolve, the Company may modify its pricing practices in the future, which could result in changes to SSP.

Maximizing the use of observable inputs, the Company determined the pricing relationship between the license and PCS which attributes the majority of the contract value to the term license and a minority to PCS. The license component is recognized as revenue upon the later of delivery of the licensed product or the beginning of the license period. Revenue attributed to PCS is recognized ratably over the term of the contract, as the Company provides these services over time as a stand-ready to perform obligation.

Costs Capitalized to Obtain Revenue Contracts

As part of its adoption of Topic 606, the Company capitalizes incremental costs of obtaining customer contracts, which primarily include the cost of sales commissions. These costs are recorded as deferred commissions on the consolidated balance sheet.

The Company pays commissions for both new contracts and renewals of existing contracts. Commissions paid to obtain renewal contracts are not generally commensurate with the commissions paid for new product sales and therefore, a portion of the commissions paid for new contracts relate to future renewals.

Under Topic 606, the capitalized amounts include (1) commissions paid to employees upon new bookings and renewals of subscription and support contracts, and (2) the associated payroll taxes and fringe benefit costs associated with the payments to the Company’s employees. For term-based desktop license contract commissions, the Company allocates the costs of commissions in proportion to the allocation of transaction price of license and PCS performance obligations. Commissions allocated to the license and license renewal components are expensed at the time the related revenue is recognized. Commissions allocated to PCS are amortized on a straight-line basis over a four-year period of benefit. Although longer than the typical initial contract period, the four-year period reflects the average period of benefit, including expected contract renewals. In arriving at this average period of benefit, the Company evaluated both qualitative and quantitative factors which included the estimated life cycles of its offerings and its customer attrition. The Company amortizes deferred commissions for renewals over the contract term.

The capitalized amounts are recoverable through future revenue streams under all non-cancelable customer contracts. The Company periodically evaluates whether there have been any changes in its business, the market conditions in which it operates or other events which would indicate that its amortization period should be changed or if there are potential indicators of impairment. Amortization of capitalized costs to obtain revenue contracts is included in sales and marketing expense in the accompanying consolidated statement of operations.

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 1 – Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Those estimates and assumptions include, but are not limited to: revenue recognition and deferred revenue; allowance for doubtful accounts; valuation of goodwill and intangible assets; accounting for income taxes, including the valuation allowance on deferred tax assets; estimate of useful lives of long-lived assets including intangible assets; valuation of its common stock; and determination of fair value for stock-based awards. The Company evaluates its estimates and assumptions based on historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could differ from those estimates.

Concentration of Risk

The Company maintains cash in domestic bank accounts which at times may exceed federally insured limits. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Interest and non-interest bearing accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses on these deposits to date.

The Company had cash balances of $3,082,750 held in foreign bank accounts as of December 31, 2019.

During the year ended December 31, 2019, revenues by geographic area were as follows:

United States	$85,951,201
United Kingdom	15,240,771
Other foreign countries	3,978,591
Total revenues	$105,170,563

Cash, Cash Equivalents, and Restricted Cash

The Company defines cash and cash equivalents as highly liquid, short-term investments with a maturity at the date of acquisition of three months or less. At December 31, 2019, approximately $405,000 of restricted cash is included in other assets as presented in our consolidated balance sheet and collateralizes a letter of credit issued in connection with the lease of office space as discussed in Note 6.

Accounts Receivable

Accounts receivable consist of amounts billed or to be billed and currently due from customers relating to services that have been performed or products that have been delivered. As of December 31, 2019, the balance of accounts receivable, net of allowance for doubtful accounts, was $44,134,080. Of the balance, $17,457,541 represents unbilled revenues as of December 31, 2019. Accounts receivable are subject to collection risk. Gross accounts receivable are reduced for this risk by an allowance for doubtful accounts. This allowance reflects management’s best estimate of probable losses inherent in the accounts receivable balance resulting from the inability of customers to make required payments. It is an estimate and is regularly evaluated for adequacy by taking into consideration a combination of factors such as past collection experience, credit quality of the customer, age of the receivable balance and other currently available evidence. These factors are reviewed to determine whether an allowance for doubtful accounts should be recorded to reduce the receivable balance to the amount believed to be collectible. The allowance for doubtful accounts was $542,467 as of December 31, 2019.

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 1 – Summary of Significant Accounting Policies (cont.)

Prepaid License Fees

The Company capitalizes costs for the licensing of third-party software and applications used for servicing its customers and recognizes the expense ratably over the contract term in cost of revenues. As of December 31, 2019, $1,162,187 and $205,459 of prepaid license fees are included in prepaid expenses and other current assets and other assets, respectively.

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation and amortization. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income.

Maintenance, repairs, and minor renewals are expensed as incurred. Depreciation is calculated using straight-line method over the estimated useful lives of the related assets as follows:

Furniture and equipment 3-10 years
Leasehold improvement Lesser of 7-9 years or the life of the lease

Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or circumstances have indicated that an asset may not be recoverable. The Company records impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of these assets. There was no such impairment of long-lived assets during the year ended December 31, 2019.

Goodwill and Intangible Assets

Goodwill is the excess of costs over fair value of net assets of the business acquired. Goodwill is not amortized but is tested for impairment at least annually.

Identifiable intangible assets, which includes acquired customer relationships, trade name and trademarks, and intellectual property are recorded at fair value, net of accumulated amortization, and are amortized using the straight-line method over their estimated useful lives. The Company believes the straight-line method most closely reflects the pattern in which the economic benefits of the assets will be consumed. These assets are reviewed for impairment whenever events or circumstances indicate that their carrying amount may not be recoverable.

The Company has not recorded impairment charges on goodwill and intangible assets for the year ended December 31, 2019.

Debt Issuance Costs

The Company presents debt issuance costs as a direct reduction of its term loan. Debt issuance costs are amortized on a straight-line basis over the term of the loan, which approximates the effective interest method. Amortization of debt issuance costs is included in interest expense on the consolidated statement of operations.

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 1 – Summary of Significant Accounting Policies (cont.)

Leases

The Company categorizes leases at their inception as either operating or capital leases. The total amount of base rent payments is recorded as an expense ratably over the term of the operating leases. The Company has recorded a long-term deferred rent liability of $434,531 and a current deferred rent liability of $272,967 as of December 31, 2019. The liabilities reflect the excess of straight-line rent expense over cash payments since inception of the leases.

The Company has entered into subleases for unoccupied leased office space. To the extent there are losses associated with the sublease, they are recognized in the period the sublease is executed. Any sublease payments received in excess of the straight-line rent payments for the sublease are recorded as an offset to rent expense and recognized over the sublease life.

Advertising Costs

Advertising costs are expensed as incurred and included in sales and marketing expenses. Advertising expenses were $335,177 during the year ended December 31, 2019.

Capitalized Software for Sale and Internal-Use Software Development Costs

US GAAP requires the capitalization of certain development costs for software that an entity intends to sell upon the establishment of technological feasibility and prior to the general release of a product. The Company considers technological feasibility for internally developed software to be reached at approximately the same time a product is generally available to customers. Therefore, the Company has expensed all external-use software development costs as incurred.

US GAAP requires the capitalization of qualifying internal-use computer software costs, which are incurred during the application development stage. Costs related to preliminary project activities and post- implementation activities are expensed as incurred. To date, the Company has determined that the application development stage of internal-use software is reached shortly before the products are released. Costs incurred after establishment of the application development stage have not been material, and therefore, the Company has expensed all internal-use software development costs as incurred.

Stock-Based Compensation

The Company accounts for its stock-based compensation awards in accordance with US GAAP, which requires all stock-based compensation, including grants of employee stock options and restricted stock units, to be recognized in the consolidated statement of operations based on their grant date fair values. Stock-based compensation expense is recognized on a straight-line basis based on the grant date fair value over the associated service period of the award, which is generally the vesting term. Forfeitures are recognized as they occur. The Company uses the Black-Scholes option pricing model to determine the grant date fair value of options granted with service-based vesting terms. The fair value of restricted stock units is based on the number of shares granted and the fair value on the date of grant.

Sales Tax

The Company’s revenues may be subject to sales tax in certain jurisdictions. The Company charges and collects sales tax, when appropriate, from customers. Revenues are reported net of such amounts. Collected taxes are remitted to the appropriate governmental entity. Within accrued expenses on the consolidated balance sheet, the Company has accrued a liability of $277,174 as of December 31, 2019 for sales tax.

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 1 – Summary of Significant Accounting Policies (cont.)

Value Added Tax

Certain foreign subsidiaries are responsible for paying a value added tax on services provided to its customers. This tax is included in cost of revenues on the consolidated statement of operations. The Company has value added tax payable of $720,763 as of December 31, 2019 included in accrued expenses on the consolidated balance sheet.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. In accordance with US GAAP, the Company classifies all deferred tax assets and liabilities as noncurrent in the consolidated balance sheet. When applicable, interest and penalties incurred on uncertain tax positions are calculated based on guidance from the relevant tax authority and included in income tax expense.

The Company is subject to the accounting standard for uncertainty in income taxes. The tax effects from an uncertain tax position can be recognized in the consolidated financial statements, only if the position is more likely than not to be sustained on audit, based on the technical merits of the position. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit, determined on a cumulative probability basis, which is more likely than not to be realized upon ultimate settlement with the relevant tax authority. The Company's policy is to record interest and penalties related to income tax liabilities in income tax expense. As of December 31, 2019, the Company had no uncertain tax positions.

Foreign Currency

Certain foreign subsidiaries of the Company use the local currency as their functional currency. In cases where the Company’s subsidiaries use a foreign functional currency, the Company translates the foreign functional currency financial statements to U.S. dollars using the exchange rates at the balance sheet date for assets and liabilities, the period average exchange rates for revenues and expenses, and the historical exchange rates for equity. The effects of foreign currency translation adjustments are recorded in other comprehensive income as a component of stockholders' equity and the related periodic movements are presented in the consolidated statement of comprehensive loss. Foreign currency transaction gains and losses are included in interest income and other, net, in the consolidated statement of operations.

Derivative Financial Instrument

The Company has entered into an interest rate swap agreement to manage a portion of its interest rate risk related to floating rate indebtedness. As a cash flow hedge, the unrealized gains are recognized as assets while unrealized losses are recognized as liabilities. The interest rate swap agreement is highly correlated to the changes in interest rates to which the Company is exposed.

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 2 – Business Acquisition

On October 17, 2019, Laurel Holdings acquired 100% of the outstanding units of Opex Analytics Holdings, LLC (“Opex Analytics”), an Illinois company. The acquisition was funded through a combination of cash and equity. The cash portion of the acquisition was funded by TPG Capital, Goldman Sachs and MK Capital as described in Note 10. A portion of the consideration stemmed from the members of Opex Analytics rolling over their existing equity into the Company in exchange for restricted shares of the Company and cash. The consideration also stemmed from rollovers of outstanding Opex Analytics stock options in exchange for a combination of cash and replacement stock options of the Company. This strategic acquisition was made to accelerate the Company’s offering of enterprise decisioning through advanced analytics.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. Goodwill represents the amount of consideration in excess of the fair value of identified tangible and intangible assets at the date of acquisition.

Purchase consideration:
Closing cash payment	$45,667,273
Fair value of restricted stock	16,589,244
Fair value of replacement equity awards attributable to pre-acquisition services	5,967,842
Total consideration	68,224,359
Less: cash acquired	(2,574,516)
Less: working capital adjustment	(61,285)
Less: post-acquisition stock-based compensation:
Related to restricted stock vesting over 3 years	(16,589,244)
Related to cash paid for replacement stock options - post-combination services portion	(9,142,306)
Total purchase consideration, net of cash acquired	39,857,008

Identifiable assets acquired at fair value:
Accounts receivable and unbilled revenue	4,832,704
Other current assets	304,212
Other assets	197,000
Fixed assets	117,550
Intangible assets	19,300,000
Total assets acquired	24,751,466
Liabilities assumed at fair value:
Accounts payable	118,916
Other current liabilities	1,637,708
Deferred revenue	158,495
Other liabilities	185,863
Total liabilities assumed	2,100,982
Net assets acquired at fair value	22,650,484
Goodwill	$17,206,524

Amounts above exclude the fair value of replacement equity awards attributable to post-acquisition services of $8,851,113

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 2 – Business Acquisition (cont.)

The Company has accounted for this acquisition using the acquisition method under US GAAP. The acquisition method requires that assets acquired and liabilities assumed in a business combination be recognized at fair value. Fair value is defined as the price that would be recognized to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of the assets and liabilities has been determined by management with the assistance of an independent valuation firm and are based on significant inputs that are generally not observable in the market (level 3). The valuation used an income approach, which requires the estimation of future cash flows and the application of an appropriate discount rate with reference to comparable listed companies engaged in a similar industry to convert such future cash flows to a single present value. The total goodwill expected to be deducted for income tax purposes is $27,226,538. The Company’s transaction costs associated with this acquisition were $1,794,725 which are included in operating expenses on the consolidated statement of operations. In addition, the Company paid $1,340,620 in seller’s expenses which have been included in the purchase consideration.

As noted above, the transaction involved rollover equity of Opex Analytics’ common stock which was replaced with cash and restricted shares of the Company’s non-voting common stock, and Opex Analytics’ stock options which were replaced with cash and stock options for the right to purchase shares of the Company’s non-voting common stock.

The fair market value of the restricted shares of the Company’s non-voting common stock was $16,589,244 and relates to post-combination services that will be performed by the stockholders over an approximately three-year vesting period (12 equal quarterly installments beginning on December 31, 2019), and therefore, has been concurrently removed from total consideration in the table above within the post-acquisition share based compensation line item. As the vesting period subsequently elapses, the expense relating to the restricted stock will be reflected in the post-combination consolidated financial statements as stock-based compensation expense.

The fair market value of the stock option replacement awards, including $21,185,220 in cash and $14,818,955 in rollover stock options, was determined as of the acquisition date in accordance with ASC 718. The portion that relates to pre-acquisition services, or $18,010,756, was included as part of overall consideration in both the closing cash consideration and the fair value of equity awards attributable to pre-acquisition services line items within the table above.

The fair market value of the replacement stock options that related to post-acquisition services at the time of the acquisition, or $17,993,419, has been excluded from the overall consideration. The portion relating to newly granted options, or $8,851,113, is subject to continuous employment for an approximately three- year period (12 equal quarterly installments beginning on December 31, 2019). As the vesting period elapses, the expense relating to these stock options will be reflected in the post-combination consolidated financial statements as stock-based compensation expense. The portion relating to the cash payment, or $9,142,306, has no attached vesting provisions and has therefore been accounted for as stock-based compensation expense by the Company immediately following the acquisition in the post-combination consolidated financial statements.

The fair value of accounts receivable acquired approximated gross contractual amounts receivable as no receivables were determined to be uncollectible.

The goodwill of $17,206,524 million is primarily attributable to the expected synergies created by incorporating the solutions of the acquired business into ours, and the value of the assembled workforce. For the year ended December 31, 2019, revenue and the net loss generated from the acquired business included in our consolidated statement of operations was $3,565,652 and $(1,870,282), respectively.

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 3 – Property and Equipment, Net

Property and equipment consisted of the following:

Furniture and equipment	$4,872,948
Leasehold improvements	824,287
Construction in progress	2,247,861
Total property and equipment	7,945,096
Less : accumulated depreciation and amortization	(2,447,984)
Property and equipment, net	$5,497,112

Depreciation expense was $1,040,300 for the year ended December 31, 2019.

NOTE 4 – Goodwill and Intangible Assets

Goodwill

The following table represents the changes in goodwill:

Balance at December 31, 2018	$216,911,973
Additions from acquisition described in Note 2	17,206,524
Foreign currency translation adjustments	1,534,273
Balance at December 31, 2019	$235,652,770

The Company, which has one reporting unit, performed an annual test for goodwill impairment and determined that goodwill was not impaired. In addition, there have been no significant events or circumstances affecting the valuation of goodwill subsequent to the Company’s annual assessment. Furthermore, no events or changes in circumstances have occurred to suggest that the carrying amounts for any of the Company’s long-lived assets or identifiable intangible assets may be non-recoverable. As such, the Company was not required to reevaluate the recoverability of its long-lived assets.

Intangible Assets

The following table summarizes the intangible assets balances:

	Gross Carrying Amount	Accumulated Currency Translation Impact	Accumulated Amortization	Net Carrying Amount	Estimated Useful Lives (years)
Customer relationships	$90,500,000	$215,554	$(21,682,794)	$69,032,760	6-7
Trade name and trademarks	8,500,000	27,096	(2,027,992)	6,499,104	5-10
Intellectual property	63,100,000	283,286	(27,248,039)	36,135,247	5-7
Total Intangible Assets	$162,100,000	$525,936	$(50,958,825)	$111,667,111

Amortization expense was $24,848,080 for the year ended December 31, 2019.

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 4 – Goodwill and Intangible Assets (cont.)

Future estimated amortization over the next five years as of December 31, 2019 is as follows:

Year Ending December 31,	Customer Relationships	Trade Name and Trademarks	Intellectual Property
2020	$15,006,124	$932,631	$11,558,566
2021	15,006,124	932,631	11,558,566
2022	15,006,124	932,631	6,796,568
2023	15,006,124	932,631	3,333,942
2024	7,419,219	899,754	2,026,879
Thereafter	1,589,045	1,868,826	860,726
Total	$69,032,760	$6,499,104	$36,135,247

During the year ended December 31, 2019, the Company changed the estimated useful life of existing customer relationship intangible assets with a gross carrying value of $78,500,000 from 15 years to 7 years to better align with current customer turnover rates. This change in estimate was accounted for prospectively starting in 2019. The effect on operating loss and net loss on the consolidated statement of operations for the year ended December 31, 2019 was approximately $12,900,000 and $10,100,000, respectively.

NOTE 5 – Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

Accrued bonuses	$6,033,260
Accrued commissions	2,882,578
Accrued payroll and other withholdings payable	2,345,265
Accrued vacation	1,712,828
Accrued retirement plan matching contributions	1,318,837
Accrued sales tax and value added tax	997,938
Accrued common area maintenance and professional fees	658,708
Other accrued expenses	666,033
Total accrued expenses	$16,615,447

NOTE 6 – Commitments and Contingencies

Capital Leases

The Company entered into capital leases of software, computer and other equipment with gross assets received totaling approximately $1,087,000 during the year ended December 31, 2019. The net book value of the capital leases at December 31, 2019 totaled $963,000 with $124,000 of amortization charges included in depreciation expense. The capital leases require monthly principal and interest payments of $39,000 through August 31, 2022, and $16,000 from September 1, 2022 through July 31, 2024. Total remaining interest expected to be paid on the capital leases as of December 31, 2019 was $296,000.

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 6 – Commitments and Contingencies (cont.)

Operating Leases

The Company leases office space under several non-cancelable operating leases that expire through October 2026. The Company is generally responsible for its proportionate share of utilities, real estate taxes and building maintenance.

The Company subleases some of the leased office space to third parties. Total sublease income was $285,137 for the year ended December 31, 2019 and is net against rent expense. Net rent expense was $3,517,233 for the year ended December 31, 2019.

Approximate future minimum lease payments and receipts under non-cancelable leases with remaining terms in excess of one year as of December 31, 2019 are as follows:

Year Ending December 31,	Payments	Receipts	Net Amount
2020	$3,533,854	$(514,383)	$3,019,471
2021	3,682,841	(430,089)	3,252,752
2022	3,523,175	(277,451)	3,245,724
2023	3,325,019	(169,410)	3,155,609
2024	2,997,719	(172,998)	2,824,721
Thereafter	3,850,514	(220,868)	3,629,646
Total	$20,913,122	$(1,785,199)	$19,127,923

Contingencies

The Company is subject to various legal and administrative claims that arise in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims will not have a material adverse effect on the consolidated financial position of the Company or results of operations.

NOTE 7 – Long-Term Debt

In November 2017, the Company entered into a borrowing facility with a bank. In February 2019 and December 2019, the Company amended the borrowing facility. The amended borrowing facility consists of the following:

–$20,000,000 Initial Term Loan – The Initial Term Loan consists of a LIBOR Rate Loan as defined in the borrowing facility. The LIBOR Rate is defined as 3.75% plus the greater of (a) the LIBOR Rate and (b) 1.00%. The interest rate for the Initial Term Loan was 5.86% as of December 31, 2019.

–Incremental Term Loan not to exceed $25,000,000 – The Company, by written notice, can request additional term loan commitments to make additional term loans, not to exceed $25,000,000, in the form of a Domestic Rate Loan or a LIBOR Rate Loan from the bank, an affiliate of the bank or any other lender approved by the bank. Each such request for any Incremental Term Loan commitments must be in a minimum amount of $2,000,000 and in even increments of $500,000 in excess thereof and requires formal approval by the lender prior to funding. The Company drew against these available funds as follows:

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 7 – Long-Term Debt (cont.)

–$10,000,000 First Amendment Initial Term Loan – The First Amendment Initial Term Loan consists of a LIBOR Rate Loan. In February 2019, the Company drew $10,000,000 on the First Amendment Initial Term Loan.

–The Second Amendment of the Initial Term Loan was executed to update the definition of required lenders under the agreement and transfer commitments between banks.

–$15,000,000 Third Amendment Initial Term Loan – The Third Amendment Initial Term Loan may consist of a LIBOR Rate Loan. In December 2019, the Company drew $15,000,000 on the Third Amendment Initial Term Loan.

–Delayed Draw Term Loan not to exceed $15,000,000 – Effective December 2019, the Company, by written notice to the bank, can request additional term loan commitments to make additional term loans, not to exceed $15,000,000, in the form of a Domestic Rate Loan or a LIBOR Rate Loan. Each such request for any Delayed Draw Term Loan commitments must be in a minimum amount of $5,000,000 or in such lesser amount that is equal to the entire remaining outstanding portion of the $15,000,000 commitment limit. In March 2020, the Company drew $15,000,000 against the Delayed Draw Term Loan and elected the loan to be based on the LIBOR rate.

–Revolving Credit Note not to exceed $5,000,000 – The Company can make Revolving Advances up to $5,000,000. The Company has not drawn on the Revolving Credit Note as of December 31, 2019.

–Letters of Credit not to exceed $2,000,000 – The Company has no Letters of Credit issued as of December 31, 2019.

–Swing Loans not to exceed $500,000 – The Company has no advances on Swing Loans as of December 31, 2019.

The Company presents debt issuance costs as a direct reduction of its term loans. As of December 31, 2019, $210,028 and $611,808 of debt issuance costs are included in current portion term loans, net and term loans, net, respectively.

The following are estimated maturities of the Initial Term loan and subsequent amendments, net of debt issuance costs for the years after December 31, 2019:

Year Ending December 31,	Principal	Debt Issuance Costs	Net Amount
2020	$559,010	$(210,028)	$348,982
2021	596,510	(210,028)	386,482
2022	1,491,275	(210,028)	1,281,247
2023	57,004,205	(191,752)	56,812,453
Total	$59,651,000	$(821,836)	$58,829,164
Less 2020 Delayed Draw Term Loan	(15,000,000)	—	(15,000,000)
Total as of December 31, 2019	44,651,000	(821,836)	43,829,164
Less current as of December 31, 2019	(446,510)	210,028	(236,482)
Long-term as of December 31, 2019	$44,204,490	$(611,808)	$43,592,682

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 7 – Long-Term Debt (cont.)

Borrowings are collateralized by substantially all business assets. Under the borrowing facility, the Company must maintain a sum of an undrawn availability and qualified cash of at least $6,500,000 as of December 31, 2019, and meet certain loan covenants including periodic financial reporting, minimum rolling four fiscal quarter recurring revenue, and minimum EBITDA. As of December 31, 2019, the Company was in compliance with all financial and nonfinancial covenants.

NOTE 8 – Derivative Financial Instruments

The Initial Term Loan bears interest at LIBOR as discussed in Note 7. In June 2018, the Company entered into an interest rate swap contract on $13,965,000 of the original Initial Term Loan. Under the swap contract, the Company pays interest at 2.83% and receives interest at 1-month LIBOR, which was 1.7% as of December 31, 2019. The notional amount under the swap decreases as principal payments are made on the Initial Term Loan so that the notional amount equals the principal outstanding under the Initial Term Loan. The remaining notional amount was $13,755,000 as of December 31, 2019. The swap is designed to hedge the risk of changes in interest payments on the Initial Term Loan caused by changes in LIBOR.

The swap was issued at market terms so that it had no fair value at its inception. The terms of the swap and the related amounts hedged did not change as a result of the amendments made to the debt in February 2019 and December 2019 as described in Note 7. The carrying amount of the swap has been adjusted to its fair value as of December 31, 2019, which because of changes in forecasted levels of LIBOR resulted in reporting a liability for the fair value of the future net payments forecasted under the swap. The liability is classified as noncurrent since the swap expires in 2022.

Since the critical terms of the swap and the Initial Term Loan are the same, the swap is assumed to be completely effective as a hedge, and none of the change in its fair value is included in pretax income. Accordingly, the entire adjustment to the swap's fair value for the year ended December 31, 2019 has been reported as a component of other comprehensive loss.

NOTE 9 – Fair Value Measurements

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3).

The three levels of the fair value hierarchy under authoritative guidance are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted market prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2 - Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly, such as:

•quoted prices for similar assets or liabilities in active markets;
•quoted prices for identical or similar assets or liabilities in inactive markets;
•inputs other than quoted prices that are observable for the asset or liability;
•inputs that are derived principally from or corroborated by observable market
•data by correlation or other means.

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 9 – Fair Value Measurements (cont.)

If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 - Inputs to the valuation methodology are unobservable and reflect the entity’s own assumptions as there is little, if any, related market activity.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observables and minimize the use of unobservable inputs.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities reasonably approximate fair value due to the short maturity of the financial instrument.

The Company’s interest rate swap agreement is measured in the consolidated financial statements at fair value on a recurring basis based on level 2 inputs. See Note 8 for more information regarding the fair value of this financial liability. Refer to Note 2 regarding the fair value estimates around the intangible assets acquired.

NOTE 10 – Stockholders’ Equity and Stock-Based Compensation

Formation and Common Stock

The terms of the formation of the Company were specified by its original Articles of Incorporation ("Articles"), as amended. The Articles provide for the issuance of two classes of common stock, voting and non-voting. With the exception of differences in voting rights, each share of common stock has the same rights and preferences. In October 2019, the board of directors approved a 100-1 Stock Split. The amendment is reflected in the Company’s Amended and Restated Certificate of Incorporation.

As of December 31, 2019, 390,000,000 shares of voting common stock and 120,000,000 shares of non- voting common stock are authorized for issuance, each with a par value of $0.0001. Holders of voting and non-voting common stock are entitled when, as and if, declared by the Company's Board of Directors (the "Board"). As of December 31, 2019, the Company has not declared any dividends. During October 2019, 29,830,035 shares of non-voting common stock were issued in exchange for $48,026,356 in cash in connection with financing the acquisition of Opex Analytics.

The holders of voting common stock are entitled to vote on all matters submitted to the stockholders of the Company for a vote, with each share of voting common stock entitled to one vote per share. Except as required by applicable law, the holders of the non-voting common stock are not entitled to vote on any matters submitted to the stockholders of the Company for a vote.

Accumulated Other Comprehensive Income

Accumulated Other Comprehensive Income of $390,133 as of December 31, 2019 includes $487,445 of accumulated losses on the interest rate swap and $877,578 of cumulative foreign currency translation gains.

Equity Incentives

In 2017, the Board approved the 2017 Equity Incentive Plan (“the 2017 Plan”) for the purpose of advancing the interests of the Company by providing for the grant to participants of stock-based and other incentive awards as compensation. The 2017 Plan allows for equity awards to be granted that have either service, performance, and/or market-based vesting, generally over a 4 year period. Eligible participants are key employees and directors of, and consultants and advisors to, the Company and its subsidiaries.

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 10 – Stockholders’ Equity and Stock-Based Compensation (cont.)

In October 2019, the Board approved an additional 3,970,000 shares of non-voting common stock of the Company for issuance under the 2017 Plan. As of December 31, 2019, 45,000,000 shares of non-voting common stock of the Company were authorized for issuance under the 2017 Plan.

Stock Options under the 2017 Plan

Stock option activity under the 2017 Plan is as follows:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Life (years)
Balance at December 31, 2018	31,395,600	$1.00	9.02
Granted	8,875,000	1.01	9.25
Exercised	(202,500)	1.00
Forfeited and expired	(5,732,500)	1.00
Balance at December 31, 2019	34,335,600	$1.00	8.39
Exercisable at December 31, 2019	5,376,100	$1.00	7.88

The total estimated fair value of the options granted under the 2017 Plan during the year ended December 31, 2019 was $3,080,498. The weighted-average grant date fair value of stock options granted during the year ended December 31, 2019 was $0.95. The total fair value of shares vested during the year ended December 31, 2019 was $770,211.

Stock Options Issued in Connection with Acquisition

In connection with the business acquisition discussed in Note 2, replacement stock options were granted to certain employees of the acquired company which vest over a three year term of service beginning on the acquisition date. Related stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Life (years)
Balance at December 31, 2018	—	—	—
Granted	10,088,834	0.15	9.80
Balance at December 31, 2019	10,088,834	0.15	9.80
Exercisable at December 31, 2019	840,731	0.15	9.80

The total estimated fair value of the replacement options granted during the year ended December 31, 2019 in connection with the acquisition was $14,818,955. The weighted-average grant date fair value of the replacement stock options granted during the year ended December 31, 2019 was $1.47. The total fair value of shares vested during the year ended December 31, 2019 was $1,242,382

Restricted Stock Units under the 2017 Plan

Restricted stock unit activity under the 2017 Plan is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Balance at December 31, 2018	100,000	$0.79
Granted	200,000	1.15
Vested	(100,000)	0.79
Balance at December 31, 2019	200,000	1.15

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 10 – Stockholders’ Equity and Stock-Based Compensation (cont.)

The total estimated fair value of the restricted stock units granted under the 2017 Plan during the year ended December 31, 2019 was $322,000. The total fair value of restricted stock units vested during the year ended December 31, 2019 was $79,000.

Restricted Stock Issued in Connection with Acquisition

In connection with the business acquisition discussed in Note 2, restricted stock was granted to certain employees and non-employees of the acquired company which vest over a three year term beginning on the acquisition date. Related restricted stock activity is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Balance at December 31, 2018	—	—
Granted	10,303,878	1.61
Vested	705,745	1.61
Balance at December 31, 2019	9,598,133	1.61

The total fair value of restricted stock granted during the year ended December 31, 2019 in connection with the acquisition was $16,589,244. The total fair value of restricted stock vested during the year ended December 31, 2019 was $1,136,250.

Stock-Based Compensation Expense

The Company accounts for its stock-based compensation awards in accordance with US GAAP, which requires all stock-based compensation to employees, including grants of employee stock options and restricted stock units, to be recognized in the consolidated statement of comprehensive loss based on the grant date fair values.

Compensation expense related to awards tied to service-based vesting is recognized on a straight-line basis based on the grant date fair value over the associated service period of the award, which is generally the vesting term. The fair value of restricted stock units is based on the number of shares granted and the fair value of our common shares on the date of grant.

The Company estimated the fair value of each stock option award with service-based vesting terms utilizing the Black-Scholes option pricing model. Our use of the Black-Scholes-Merton option-pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of our common stock, risk-free interest rates and the expected dividend yield of our common stock. The assumptions used in our option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future.

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 10 – Stockholders’ Equity and Stock-Based Compensation (cont.)

These assumptions and estimates are as follows:
–Fair value of common stock. Because its common stock is not publicly traded, the Company must estimate the fair value of common stock. The fair value of the common stock underlying our stock-based awards is determined by our board of directors, which considered numerous objective and subjective factors to determine the fair value of common stock at each grant date. These factors included, but were not limited to, (i) contemporaneous valuations of common stock performed by third-party specialists; (ii) the lack of marketability of our common stock; (iii) developments in the business; (iv) current business conditions and projections; and (v) the likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition, given prevailing market conditions.

–Expected volatility. The volatility is derived from the average historical stock volatilities of a peer group of public companies within its industry that the Company considers to be comparable to its business over a period equivalent to the expected term of the stock options.

–Dividend yield. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. Consequently, the Company used an expected dividend yield of zero.

–Expected term. The expected term represents the weighted-average period that the stock options are expected to remain outstanding. To determine the expected term for employee stock options, the Company generally applies the simplified approach in which the expected term of an award is presumed to be the mid-point between the vesting date and the expiration date of the award as the Company does not have sufficient historical exercise data to provide a reasonable basis for an estimate of expected term.

–Forfeitures. The Company recognizes stock-based compensation expense based on actual forfeitures.

–Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

The fair values of the Company’s stock options granted with service-based vesting terms during the year ended December 31, 2019 were estimated using the following assumptions:

Expected volatility	41%
Expected dividends	None
Expected life of option (in years)	6.25
Risk-free interest rate	1.63% - 2.70%

The amount charged to stock compensation expense was $12,518,668, which included $9,142,306 related to the portion of cash that was paid for replacement equity awards related to post-combination services in connection with the acquisition as described in Note 2. As of December 31, 2019, the Company had approximately $33,150,000 of unrecognized compensation cost related to service-based non-vested stock options, restricted stock units, and restricted stock granted under the 2017 Plan and in connection with the acquisition as described in Note 2. The unrecognized compensation cost is expected to be recognized over an estimated weighted-average vesting period of approximately 3.1 years. As of December 31, 2019, there was approximately $2,100,000 of unrecognized compensation cost related to performance based stock options granted under the 2017 Plan, for which vesting and the corresponding recognition of expense is contingent upon a change in control and the internal rate of return earned by the majority stockholder for cash proceeds received.

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 11 – Retirement Plans

The Company has retirement plans covering all employees that are eligible as defined in the respective plan documents. Contributions to the plans are at the discretion of the Company, with the exception of certain statutory requirements. The Company made $998,858 of total contributions to the plans for the year ended December 31, 2019.

NOTE 12 – Income Taxes

The following table presents the domestic and foreign components of loss before benefit from income taxes for the periods presented:

United States	$(52,131,852)
Foreign	(3,960,815)
Loss before benefit from income taxes	$(56,092,667)

The benefit from income taxes is composed of the following:

Current income taxes:
Federal	$(26,054)
State	28,640
Foreign	256,781
Total current income taxes	259,367
Deferred income taxes:
Federal	(8,685)
Foreign	(824,180)
Total deferred income taxes	(832,865)
Total benefit from income taxes	$(573,498)

The effective tax rate differs from the federal statutory rate as follows:

Federal statutory income tax rate	21.0%
State tax, net of federal benefit	1.4
Change in valuation allowance	(16.4)
Stock-based compensation	(3.8)
Other non-deductible items	(1.2)
Total	1.0%

The Company's effective tax rate varies from the statutory rate primarily permanent items such as stock- based compensation, state income taxes, and changes in the valuation allowance.

As of December 31, 2019, the Company had no unrecognized tax benefits that would affect the effective tax rate if recognized. The Company does not expect any changes in its uncertain tax positions during the next 12 months that would have a significant impact on the Company's financial position or results of operations. The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense in the consolidated financial statements. There were no interest and penalties accrued as of December 31, 2019.

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 12 – Income Taxes (cont.)

The Company's material income tax jurisdictions are the United States (federal) and the United Kingdom (UK). The Company is subject to audits for tax years 2016 and onward for federal purposes and 2014 and onward for UK purposes. There are tax years which remain subject to examination in various other state and foreign jurisdictions that are not material to the Company's financial statements.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents the significant components of the Company’s deferred tax assets and liabilities:

Deferred tax assets:
Net operating loss carryforwards	$21,902,849
Accruals and reserves	1,350,543
Stock-based compensation	763,973
Amortizable goodwill	2,649,848
Tax credits and carryforwards	910,263
Gross deferred tax assets	27,577,476
Valuation allowance	(4,004,986)
Total deferred tax assets, net of valuation allowance	23,572,490
Deferred income tax liabilities:
Fixed assets and amortizable intangible assets	(20,301,084)
IRS Sec. 481(a) adjustment for deferred revenue	(6,434,215)
Other	(497,436)
Gross deferred tax liabilities	(27,232,735)
Net deferred taxes	$(3,660,245)

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. A valuation allowance is recognized if it is more likely than not that some or all of the deferred income tax assets will not be realized in the foreseeable future. Deferred income tax assets are reviewed for recoverability at each taxing jurisdiction based on historical taxable income, the expected reversals of existing temporary differences, tax-planning strategies and projections of future taxable income. As a result of this analysis, the Company provided a full valuation allowance against the deferred tax assets for the U.S. and certain international entities. The valuation allowance increased by approximately 1,850,000 during the year ended December 31, 2019.

As of December 31, 2019, the Company had net operating loss carryforwards of $88,682,436 and $51,953,419 available to reduce future taxable income, if any, for federal and state income tax purposes, respectively. The U.S. federal and state operating loss carryforwards will begin to expire in 2032 and 2022, respectively. The net operating loss carryforwards from the foreign jurisdictions are as follows: South Africa of $449,519 which carryforward indefinitely, UK of $31,988 which carryforward indefinitely, and Germany of $546,630 which carryforward indefinitely. Federal Alternative Minimum Tax (AMT) tax credits and Federal Work Opportunity Tax Credits were not material as of December 31, 2019.

The Company has not provided for U.S. federal or foreign withholding taxes on foreign subsidiary undistributed earnings as of December 31, 2019, as such earnings are considered indefinitely reinvested.

LAUREL PARENT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Year Ended December 31, 2019

NOTE 13 – Related Party Transactions

The Company is responsible for a monthly management fee and other miscellaneous expenses incurred by an affiliate of the majority stockholder on behalf of the Company. Total expenses incurred for the year ended December 31, 2019 were approximately $339,455. The amount due to the affiliate of the majority stockholder as of December 31, 2019 was approximately $165,539.

NOTE 14 – Subsequent Events

Management has evaluated subsequent events through October 30, 2020, the date that the Company’s consolidated financial statements were issued, for events requiring recording or disclosure in the Company’s consolidated financial statements.

In January 2020, the World Health Organization declared a public health emergency of international concern with respect to a Coronavirus (COVID-19) which emerged in the Chinese city of Wuhan. While any impact on the global economy is uncertain, the Company continues to monitor developments and the impact on future business. In response to the negative economic impact, the Company has implemented certain measures to reduce overall costs, including a headcount reduction which resulted in severance packages totaling approximately $350,000.

On March 27, 2020, the President signed into law the Coronavirus Aid, Relief, and Economic Security Act (the “CARES” Act). The CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property, and the creation of certain refundable employee retention credits. The Company does not expect the provisions of the CARES Act to have a significant impact on the Company’s consolidated financial statements.

During March 2020, the Company drew down on its available line of credit. See Note 7 for further information.

On September 4, 2020, the Company entered into a non-binding letter of intent with Coupa Software Incorporated ("Coupa") in order to facilitate discussions regarding a potential acquisition of the Company by Coupa. The non-binding letter of intent contemplated that the total consideration would be $1,500,000,000, subject to certain adjustments, fifty percent (50%) of which would be payable in cash and the remaining fifty percent (50%) would be in the form of shares of Coupa’s common stock.